Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1, Amendment No. 2, to be filed on or about June 12, 2014, of Highlands Bankshares, Inc. of our report dated March 31, 2014, except for Note 25, as to which the date is April 4, 2014, related to our audits of the consolidated financial statements at and for the years ended December 31, 2013 and 2012 appearing in the Annual Report on Form 10-K/A, (Amendment No.1) of Highlands Bankshares, Inc. filed on April 4, 2014.

We also consent to the reference to our firm under the captions “Experts” in such Prospectus

/s/ Brown, Edwards & Company, L.L.P.

CERTIFIED PUBLIC ACCOUNTANTS

1715 Pratt Drive, Suite 2700
Blacksburg, Virginia 24060
June 12, 2014

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